c. PUBLIC LAWS-CH. 645-JUNE 25, 1948; 80TH CONG., 2D SESS. 62 STAT- Page 685; § 7(3): Special maritime and territorial jurisdiction of the United States defined

i. Any lands reserved or acquired for the use of the United States, and under the exclusive or concurrent jurisdiction thereof, or any place purchased or otherwise acquired by the United States by consent of the legislature of the State in which the same shall be, for the erection of a fort, magazine, arsenal, dockyard, or other needful building.

ii. TWENTY-EIGHT CONGRESS. SESS. II. CH. 47, 48. 1845. Page 742; CHAP. XLVIII; Sec. 5. **State of Florida embraced the territories of East and West Florida**, which by the treaty of amity, settlement and limits between the **United States** and Spain, on the twenty- second day of February, eighteen hundred and nineteen, were **ceded to the United States** (State of Florida, United States- July 25,1845)

iii. PUBLIC LAWS-CH.645-JUNE 25, 1948; 80TH CONG., 2D SESS. 62 STAT- Page 685; § 7(13): **LAWS OF STATES ADOPTED FOR AREAS WITHIN FEDERAL JURISDICTION**

a. **Whoever within or upon any of the places now existing or hereafter reserved or acquired as provided in section 7 of this title**, is guilty of any act or omission which, although not made punishable by any enactment of congress, would be punishable if committed or omitted within the jurisdiction of the State, Territory, Possession, or District in which such place is situated, by the laws thereof in force at the time of such act or omission, shall be guilty of a like offense and subject to a like punishment.

<u>Government Records created during a regular course of business regarding the two States created within the Territory of Florida and that said Government Records are entitled to "Full Faith and Credit"</u>

The following listed below are proof that "Two States" were created out of the Territory of Florida; on record at the State Library of Florida R. A. Gray Building, Tallahassee, FL 32301:

a. List of Resolutions; No. 44 Relative to the admission of Florida, as a Sovereign State, into union: Evidenced by Territory of Florida (Gen. 347.59 f636 1988 v. 23 Florida; Acts of the Legislative Council of the Territory of Florida); Preamble and Resolution; Pages 106, 107.
a. Emphasis Regarding two State(s) of Florida. As stated, "Preamble and resolution- Pages 106,107;